Exhibit 11

Computations of Earnings Per Common Share

1999

	Three Months Ended			Nine Months Ended
	September 30,			September 30,

	Net		Per Share	Net		Per Share
	Loss	Shares	Amount	Loss	Shares	Amount

(In thousands, except per share data)
Basic EPS

Net income (loss) available to common shareholders	$(1,160)	18,133	$(0.06)	$(6,219)	16,487	$(0.38)

Effect of Dilutive Securities Stock option plans		—			—

Dilutive EPS

Net income (loss) available to common shareholders and assumed conversions	$(1,160)	18,133	$(0.06)	$(6,219)	16,487	$(0.38)

[Additional columns below]

[Continued from above table, first column(s) repeated]

	2000

	Three Months Ended			Nine Months Ended
	September 30,			September 30,

	Net		Per Share	Net		Per Share
	Income	Shares	Amount	Income	Shares	Amount

	(In thousands, except per share data)
Basic EPS

Net income (loss) available to common shareholders	$1,904	20,417	$0.09	$18,364	20,320	$0.90

Effect of Dilutive Securities Stock option plans		1,951			2,043

Dilutive EPS

Net income (loss) available to common shareholders and assumed conversions	$1,904	22,368	$0.09	$18,364	22,363	$0.82

Note:  Options to purchase 2.3 million shares of Class A Common Stock were outstanding during the nine months ended September 30, 1999, but were not included in the computation of diluted earnings per share because the effect would have been anti-dilutive. Options to purchase 40,100 shares of Class A Common Stock were outstanding during the nine months ended September 30, 2000 but were not included in the computation of diluted earnings per share because the effect would have been anti-dilutive. Options to purchase 38,100 shares of Class A Common Stock were outstanding during the three months ended September 30, 2000 but were not included in the computation of diluted earnings per share because the effect would have been anti-dilutive.

18